Exhibit 10.24

NEXT Renewable Fuels, Inc.

November 10, 2022

United Airlines Ventures Ltd.

233 South Wacker Drive – HDQLD

Chicago, IL 60606

Attn: Gerald Laderman

Re: Investor Rights Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, by and between NEXT Renewable Fuels, Inc., a Delaware corporation (the “Company”), and United Airlines Ventures, Ltd. (together with its affiliates, “United”), pursuant to which United is subscribing to (i) purchase 500,000 shares of the Company’s common stock, par value $0.001 per share (”Common Stock”) and (ii) receive for no additional consideration payable at the Closing (as defined in the Subscription Agreement), a series of Warrants to Purchase Shares of NEXT Renewable Fuels, Inc. (collectively, the “Warrants”). United further contemplates purchasing (but is not at this time obligated to purchase) in the future secured convertible notes (in an aggregate principal amount of at least $15.0 million) co-issued by the Company and its subsidiary (the “Note Purchase”).

This letter agreement (this “Letter Agreement”) will confirm our agreement that pursuant to and effective as of United’s purchase of shares of Common Stock under the Subscription Agreement, United shall be entitled to the following additional rights for so long as it holds any of the Company’s securities:

1. Management Rights.

(a) United shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with United regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

(b) United may examine the books and records of the Company and inspect its facilities and may request information and meet with the Company’s personnel at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

(c) If United is not then represented on the Company’s Board of Directors (the “Board”), the Company shall allow one representative of United (the “United Board Observer”) to observe all meetings of the Board and any committees and/or subcommittees thereof and shall provide copies of all notices, minutes, consents and other material that the Company provides to its Board and committee and subcommittee members at the same time and in the same manner as provided to the Board and committee and subcommittee members, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege.

2. Information Rights.

(a) If at any time the Company is not then a reporting company under the Securities Exchange Act of 1934, as amended (the “Act”), or if it is such a reporting company but is not then current on all of its reporting obligations thereunder, then the Company shall deliver to United the following:

i. as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, with respect to the Company and its consolidated subsidiaries, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”) and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

ii. as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, with respect to the Company and its consolidated subsidiaries, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (x) be subject to normal year-end audit adjustments; and (y) not contain all notes thereto that may be required in accordance with GAAP).

(b) Upon United’s request from time to time, a full capitalization table for the Company and its subsidiaries, including all securities and instruments exercisable or convertible into the Company’s and its subsidiaries’ securities as well as those that may be reserved for issuance under the Company’s or its subsidiaries’ incentive stock and stock option plans even if not then subject to outstanding grants or options.

(c) Upon United’s request from time to time, the Company will present to United’s management a technology-roadmap update for the Company. This update will include, among other things, information related to the Company’s progress toward achieving sustainable aviation fuel production; updates on its selection of an engineering, procurement and construction firm; and updates on its front-end engineering design process, plant design, construction timeline, startup timeline, commissioning timeline and production ramp-up timeline.

(d) In respect of its information and access rights in Sections 1 and 2 hereof, United acknowledges and agrees that any information received by United in connection therewith will constitute Confidential Information under the Confidentiality Agreement, dated as of July 11, 2022 (the “NDA”), by and between the Company and United Airlines, Inc.

3. Equity Right of First Offer. If the Company or any of its subsidiaries proposes to offer or sell any New Equity Securities (as defined below), the Company shall (or shall cause its subsidiary, if applicable, to) first offer such New Equity Securities to United or its designees for its or their purchase on the terms outlined in this Section  3. United shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate among itself and its designees. The Company shall give notice (the “Equity Offer Notice”) to United, stating (i) its (or its subsidiary’s, if applicable) bona fide intention to offer such New Equity Securities, (ii) the number of such New Equity Securities to be offered, and (iii) the price and terms, if any, upon which it (or its subsidiary, if applicable) proposes to offer such New Equity Securities. By notification to the Company within ten (10) business days after its receipt of the Equity Offer Notice (the “Equity Exercise Period”), United may elect to purchase or otherwise acquire, at the price and on the terms specified in the Equity Offer Notice, up to that portion of such New Equity Securities which equals the proportion that the Common Stock then held by United (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Warrants and/or any other securities (including convertible notes) then held by United) bears to the total Common Stock of the Company then outstanding, and in the case of New Equity Securities offered by a subsidiary of the Company, multiplied by the proportion that all equity securities of such subsidiary then held by the Company (including all securities then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any securities then held by the Company) bears to the fully-diluted capitalization of such subsidiary then outstanding. If United does not elect to exercise its right to purchase the full amount of New Equity Securities available to it under the foregoing right, then the Company (or its subsidiary, if applicable) may, during the ninety (90) day period following the expiration of the Equity Exercise Period, offer and sell the remaining unsubscribed portion of such New Equity Securities to any third party at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Equity Offer Notice. If the Company (or its subsidiary, if applicable) does not enter into an agreement for the sale of the New Equity Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, then the right provided to United hereunder shall be deemed to be revived and such New Equity Securities shall not be offered to any person or entity unless first reoffered to United in accordance with this Section 3. “New Equity Securities” means collectively, equity securities of the Company or its subsidiaries, whether or not currently authorized, as well as rights, options, warrants or other instruments to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities or such rights, options, warrants or other instruments.

4. Debt Right of First Offer. If the Company or any of its subsidiaries proposes to issue or borrow any New Debt, the Company shall (or shall cause its subsidiary, if applicable, to) first offer to United the opportunity to subscribe for or otherwise loan the New Debt on the terms outlined in this Section  4. United shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate among itself and its designees. The Company shall give notice (the “Debt Offer Notice”) to United, stating (i) its (or its subsidiary’s, if applicable) bona fide intention to offer such New Debt, (ii) the amount of such New Debt to be offered, and (iii) the price and terms, if any, it (or its subsidiary, if applicable) proposes for such New Debt. By notification to the Company within ten (10) business days after the Debt Offer Notice is given (the “Debt Exercise Period”), United may elect to purchase or otherwise acquire, at the price and on the terms specified in the Debt Offer Notice, all or a portion of the such New Debt. If United does not elect to exercise its right to purchase or acquire the full amount of New Debt available to it under the foregoing right, then the Company (or its subsidiary, if applicable) may, during the ninety (90) day period following the expiration of the Debt Exercise Period, offer and sell (or borrow, if applicable) the remaining portion of such New Debt to any third party at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Debt Offer Notice. If the Company (or its subsidiary, if applicable) does not enter into an agreement for the sale or borrowing of the New Debt within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided to United hereunder shall be deemed to be revived and such New Debt shall not be offered to any person or entity unless first reoffered to United in accordance with this Section 4. “New Debt” means bonds, debentures, notes, loans or other forms of indebtedness, whether secured or unsecured. This Section and the rights provided to United herein will survive for one year following any termination of this Letter Agreement.

5. Right of First Refusal and Co-Sale. The parties have concurrently herewith entered into a Right of First Refusal and Co-Sale Agreement, pursuant to which the Company’s securityholders (other than United) grant United first refusal and co-sale rights on certain sales of the Company’s securities, as further described therein.

6. Registration Rights. The parties have concurrently herewith entered into a Registration Rights Agreement, pursuant to which the Company grants United certain registration rights on the Company securities held by United, as further described therein.

7. Right to Conduct Activities. The Company, on behalf of itself and its affiliates, hereby agrees and acknowledges that United (together with its affiliates, the “UA Group”) is an airline with diverse global operations and business arrangements with many third parties, and makes investments in various companies (both related and unrelated to the UA Group’s airline business), some of which operations, arrangements and investments compete directly or indirectly with the Company’s business. The Company hereby agrees that the UA Group shall not be liable to the Company or its affiliates for any claim (whether in contract, tort, based on a fiduciary duty or a concept of “corporate opportunity” or otherwise) arising out of, or based upon, (a) the investment by the UA Group in, or its involvement with, any entity competitive with the Company, or (b) actions taken by any officer, employee or other representative of the UA Group (including the United Board Observer) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of, or joint venturer with, such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company and its subsidiaries. This Section will survive in perpetuity any termination of this Letter Agreement.

8. No Cancellation of Issued Securities. The Company may not seek to cancel the issuance of Common Stock pursuant to the Subscription Agreement or cancel the Warrants (or their vesting) even if, for example, the parties never consummate any or all of the future transactions contemplated in the Term Sheet (such as the Framework Agreement referenced therein or the Note Purchase). For purposes hereof, the “Term Sheet” means the non-binding Term Sheet for Debt and Equity Investment dated August 23, 2022 entered into between United and the Company.

9. Side Letters and Other Investment Agreements. The Company has made available to United prior to the date hereof copies of all side letters, management rights letters, shareholders’ agreements, investor rights agreements, voting agreements, right of first refusal and co-sale agreements and other investment agreements (collectively, “Investment Agreements”) currently in effect or proposed between the Company and any stockholder or other investor or affiliate of any stockholder or investor. The Company will make available to United all Investment Agreements entered into by the Company or its subsidiaries after the date hereof.

10. MFN. If the Company enters into any Investment Agreement with any Airline (as defined below) granting any rights to such Airline that are similar to those in or referenced in this Letter Agreement (including, without limitation, relating to management and information rights, rights of first offer, rights of first refusal and registration rights), then the Company will promptly provide United with written notice thereof, together with a copy of such agreement (the “Rights MFN Notice”) and, upon written request of United, any additional information related to such Investment Agreement as may be requested by United. In the event United determines (in its sole discretion) that the terms granted to such Airline are preferable to the terms of this Letter Agreement, then United will notify the Company and may in such notice elect to receive all of the rights granted to such Airline on the same terms granted to such Airline. Upon receipt of such written notice from United, this Letter Agreement will be automatically amended (retroactive to the date of this Letter Agreement) to include such rights (or any of them that United has elected to receive). For purposes hereof, “Airline” means a commercial air carrier or any affiliate thereof (including any investment arm thereof).

11. Termination. United’s rights described herein shall terminate and be of no further force or effect only upon such time as United and its affiliates holds less than seventy five percent (75%) of the shares of Common Stock purchased by United on the date hereof (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), except that Section 7 will survive any such termination in accordance with its terms.

12. Miscellaneous.

(a) This Letter Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT (IN TORT, CONTRACT OR OTHERWISE) IS HEREBY WAIVED.

(b) The Company may not assign or delegate any of its rights or obligations hereunder without the prior written consent of United.

(c) If any action (whether in tort, contract or otherwise) is brought to enforce or interpret any provision of this Letter Agreement, or the rights or obligations of any party hereunder, the prevailing or successful party shall be entitled to recover all reasonable attorneys’ fees and costs incurred or sustained by such party in connection with such action.

(d) No modification of or amendment to this Letter Agremenet, nor any waiver of any rights hereunder, will be effective unless in a writing signed by both parties hereto. Waiver by a party hereto of a breach of any provision of this Letter Agreement will not operate as a waiver of any other or subsequent breach.

(e) The Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies or pdf copies of signature pages shall be binding originals. The titles and subtitles used herein are used for convenience only and are not to be considered in construing or interpreting this Letter Agreement. All references herein to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and of exhibits attached hereto. The term “including,” wherever used herein, means “including, without limitation.”

(f) This Letter Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

[Signature Page Follows]

Very truly yours,

NEXT Renewable Fuels, Inc.

By:	/s/ Christopher Efird
Name:	Christopher Efird
Title:	Chief Executive Officer

Agreed and Accepted:

United Airlines Ventures, Ltd.

By:	/s/ Michael Leskinen
Name:	Michael Leskinen
Title:	President

[SIDE LETTER]